Exhibit 10.16

AMENDMENT TO

EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) effective as of December 22, 2010, by and between IASO Pharma Inc. (f/k/a Pacific Beach Biosciences, Inc.), a Delaware corporation having an address at 12707 High Bluff Drive, Suite 200, San Diego, California 92130 (the “Company”), and James W. Klingler, having a mailing address at 33 Bethany Drive, Irvine, California 92603 (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Employment Agreement, effective as of July 12, 2010 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the terms of the Employment Agreement to modify the Executive’s equity compensation package;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

Defined Terms.  All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meaning ascribed to them in the Employment Agreement unless the context hereof clearly provides otherwise or unless otherwise defined herein.

2.

Amendment.  Section 4(d) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

(d)  Stock Options.  As additional compensation for the Services to be rendered by the Executive pursuant to this Agreement, upon the completion of the IPO, the Company shall grant to the Executive an option to purchase a number of shares of common stock, par value $0.001 (the “Common Stock”), of the Company representing two percent (2.0%) of the Common Stock of the Company outstanding upon completion of the IPO on a fully diluted basis (the “Stock Options”).  The option shall be granted pursuant to the terms of the Company’s 2007 Stock Incentive Plan, as it may be amended from time to time, with an exercise price per share equal to the price at which shares of Common Stock of the Company are sold in the IPO and shall vest in three equal installments over a two-year period with the first installment vesting on the grant date and the remaining two installments vesting on the first and second anniversaries of the grant date, respectively.

3.

Conflicting Provisions.  In the event of any conflict or inconsistency between the provisions of this Amendment and those contained in the Employment Agreement, the provisions of this Amendment shall govern and control and be binding upon the parties hereto.

4.

Miscellaneous Provisions.

(a)

Except as modified by this Amendment, the Employment Agreement and all executory covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

(b)

This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(c)

The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Employment Agreement, as hereby modified and supplemented, their respective legal successors and assigns.

(d)

This Amendment may not be changed orally but only by a writing signed by both parties hereto.

(e)

This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

IASO Pharma Inc.

By:	/s/ Matthew A. Wikler
Name: Matthew A. Wikler, M.D. Title: Chief Executive Officer

/s/ James W. Klingler
James W. Klingler